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(PRIDE INTERNATIONAL LOGO)

                                                                    NEWS RELEASE
              5847 SAN FELIPE, SUITE 3300O HOUSTON, TEXAS 77057 o (713) 789-1400
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FOR IMMEDIATE RELEASE                           Contact:  Earl W. McNiel
                                                          Nicolas J. Evanoff
                                                          (713) 789-1400

                     PRIDE ANNOUNCES ORGANIZATIONAL CHANGES

         HOUSTON, TEXAS, DECEMBER 3, 2003 - Pride International, Inc. (NYSE:
PDE) announced today the appointment of Louis A. Raspino as Executive Vice President and Chief Financial Officer of the Company and W. Gregory Looser as Vice President, General Counsel and Secretary.

         Mr. Raspino will join the Company from Grant Prideco, Inc. where he has been Senior Vice President - Finance and Chief Financial Officer. Mr. Raspino previously held senior financial positions with Halliburton Company, Burlington Resources, Inc. and Louisiana Land and Exploration Company. Prior to that Mr. Raspino was an Audit Manager with the firm of Ernst & Young. Mr. Raspino is a certified public accountant with a Bachelor of Science degree from Louisiana State University in New Orleans and a Masters of Business Administration degree from Loyola University.

         Mr. Looser has served as Assistant General Counsel of Pride since May 1999. Prior to that time, Mr. Looser was with the firm of Bracewell & Patterson, L.L.P. in Houston, Texas. Mr. Looser is a graduate of the Baylor University School of Law and received a Bachelor of Arts degree from Baylor University.

         Earl W. McNiel has been appointed Vice President - Planning and Corporate Development of the Company. Mr. McNiel joined Pride in September 1994 as Chief Accounting Officer and has served as Vice President and Chief Financial Officer of the Company since February 1997.

         Robert W. Randall is retiring from Pride after serving in the capacity of Vice President, General Counsel and Secretary of the Company since he joined Pride in May 1991.

         Pride International, Inc., headquartered in Houston, Texas, is one of the world's largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 328 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 29 tender-assisted, barge and platform rigs, as well as 251 land rigs.